Exhibit 99.1

Sabine Royalty Trust

SABINE ROYALTY TRUST DECLARES
MONTHLY CASH DISTRIBUTION FOR JANUARY

     Dallas, Texas, January 5, 2005 — Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE — SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.23163 per unit, payable on January 31, 2005, to unit holders of record on January 18, 2005.

     Approximately $116,000.00 for 2004 ad valorem taxes is being deducted from this month’s distribution. These payments are normal expenditures at this time of year. Also, due to the timing of the end of the month of December, approximately $132,000 of revenue received will be posted in the following month of January in addition to normal receipts during January.

     This distribution reflects primarily the oil production for October 2004 and the gas production for September 2004. Preliminary production volumes are approximately 43,000 barrels of oil and 371,000 mcf of gas. Preliminary prices are approximately $39.73 per barrel of oil and $5.03 per mcf of gas.

     For more information, including the latest financial reports on Sabine Royalty Trust, please visit our website at http://www.sbr-sabineroyalty.com/.

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Contact:	Ron E. Hooper Senior Vice President Bank of America, N.A. Toll Free – 800.365.6541